Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTS

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our reports dated March 7, 2001, included in Nortek, Inc. and subsidiaries' Form 10-K for the year ended December 31, 2000 and to all references to our firm included in this registration statement.

/s/ ARTHUR ANDERSEN LLP

Boston, Massachusetts
July 31, 2001